Exhibit 99.3

BROOKMOUNT EXPORATIONS

FOR IMMEDIATE RELEASE

May 11, 2006

Vancouver, BC, May 11, 2006/PR Newswire/ -- Brookmount Explorations Inc. (OTC Bulletin Board: BXMI); today announced executive clarifications.

On December 19, 2005, we filed an 8-K announcing that David Dadon had been elected as our chairman and a director. The 8-K also announced ,together with a separate press release dated December 16, 2005, that Jay Jeffery Shapiro, represented by Mr. Dadon to us as a close colleague and friend, had been appointed to serve as our Chief Financial Officer. Mr. Dadon had arranged for a conference call prior to Mr. Shapiro's appointment to introduce someone whose resume we were provided and we were led to believe was Mr. Shapiro ostensibly in order to provide us with an opportunity to interview him prior to his appointment.

On May 9, 2006, we learned that the person represented to us to be Jay Jeffery Shapiro was not, in fact, Mr. Shapiro. On May 9, 2006, the individual we now know to be the true Mr. Shapiro contacted us to inform us that he had no knowledge of Brookmount, had not been asked to serve as our Chief Financial Officer by Mr. Dadon, had not been the person interviewed by our Chief Operating Officer, and had in fact previously informed Mr. Dadon in writing that he no longer wished to be associated with Mr. Dadon in any venture and that Mr. Dadon was no longer to use his name or resume in connection with any of his activities.

It appears that the person who was represented by Mr. Dadon as being Mr. Shapiro is not in fact Mr. Shapiro. The Company regrets any inconvenience to Mr. Shapiro by his unintended association with the Company. Mr. Shapiro was never involved in any of the Company's filings, disclosures or policies.

For additional information visit www.brookmount.com or call Mr. Zaf Sungur at 604-676.5244.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1955. Any "forward-looking statements" are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Any statements that are not historical fact (including without limitation statements to the effect that Brookmount Explorations, Inc. or its management "believes," "expects,"
"anticipates," "plans," "looks forward" and similar expressions) should be considered forward-looking statements.


CONTACT INFORMATION:
For additional information visit www.brookmount.com or contact Zaf Sungur at 604-676-5244.